                                                                 EXHIBIT 10.3.5

                                 [Westaff Logo]

                               EMPLOYMENT CONTRACT


This Employment Contract is entered into by and between WESTAFF SUPPORT, INC. ("Westaff") and DIRK A. SODESTROM ("you") effective as of the date stated in Paragraph 1 below.

Westaff hereby agrees to continue your employment and you agree to continue your employment with Westaff upon the following terms and conditions:

1. DURATION. Your position as Senior Vice President and Chief Financial Officer shall start as of January 1, 2001 and shall continue thereafter until terminated by either party. Westaff will give you six (6) months advance notice of termination. However, Westaff will not be obligated to give you such advance notice if:

         a.       You are a part-time employee; or

         b. You accept an offer of employment with a business competitive to Westaff; or

         c. You are terminated for misconduct, violation of this Contract or violation of Westaff's policies or rules as set forth in Westaff's Employee Handbook or otherwise made known to you.

2. TERMINABLE-AT-WILL. You are a "terminable-at-will" employee. You may resign at any time with or without a reason. Likewise, Westaff may dismiss you at any time with or without cause. You acknowledge that there are no other express or implied agreements between you and Westaff for any specific period of employment, or for continuing or long-term employment.

3. PAY. You will be paid a beginning salary of Two Hundred Thirty-Five Thousand Dollars ($235,000) per year. Your pay may be revised without impairing the effectiveness of any other provisions of this Contract. Your pay will be paid in equal installments every two weeks. Each pay period is distinct and severable and your employment for part of a pay period or part of a year will not entitle you to pay for more than the time you actually worked. In the event your employment terminates during a pay period, your pay will be prorated to the date of termination and will include earned vacation pay, if any.

4. CONFIDENTIALITY. Westaff is a provider of staffing and employment services. You acknowledge that by virtue of your employment, you will become familiar with or have access to Westaff's valuable proprietary information, confidential data and trade secrets which include, but are not limited to, customers' and employees' names, addresses and telephone numbers, bill and pay rates, employees' pay and skills, ordering sources, statistical information, sales techniques, methods of operation, advertising materials, forms and operating manuals. As the misappropriation of such information, data or secrets would result in great damage or loss to Westaff, you agree not to use any of it for your own benefit and not to disclose it to, or allow the use of it by any person, firm or corporation, whether during your Westaff employment or thereafter.

5. NON-DIVERSION. You agree that you will not, directly or indirectly, either for yourself or for any other person, firm or corporation solicit or attempt to divert any Westaff customer or recruit any Westaff employee during your Westaff employment and for a period of one year thereafter. For purposes of this paragraph, a Westaff customer is defined as any person, firm or corporation that Westaff has serviced within one year preceding the termination of your employment and with whom you have had contact on behalf of Westaff, and a Westaff employee is defined as any person who has received salary or wages from Westaff within one year preceding the termination of your employment.

6. NON-COMPETITITION. You agree to devote your best efforts to the performance of your Westaff duties and to perform no acts detrimental to Westaff's best interests. You will not engage in any other business or work for any person or entity during your Westaff workday. While employed by Westaff, you will not engage in any competitive staffing or employment services business. You further agree that you will not engage in a competitive staffing or employment services business, in a same or similar capacity in which you were employed by Westaff, for yourself or for any other person, firm or corporation, within a radius of twenty-five miles from the Westaff office(s) where you were working, for a period of one year after the termination of your Westaff employment.

7. AUTHORITY. You shall have authority in the exercise of your good faith business judgment to enter into any contract or agreement or otherwise bind Westaff as an executive officer of Westaff.

8. PROPERTY. Upon termination of your employment, you agree to immediately deliver to Westaff all equipment, supplies, keys, manuals, monies, overpayments, lists, records, resumes, diskettes or other material related to the business of Westaff and all Westaff property of whatever nature in your possession or control or which you may have entrusted to any other party.

9. VIOLATION. You acknowledge that the obligations and restrictions set forth in this Contract are reasonably necessary for the protection of Westaff's business, goodwill, property, and customer and employee relationships. You recognize that irreparable damage will result to Westaff in the event of any violation of this Contract and you hereby agree to the issuance of a restraining order and/or an injunction against you for such a violation, in addition to any other legal or equitable remedies Westaff may have.

10. ASSIGNMENT. Westaff's rights and/or duties under this Contract may be assigned or delegated to any successor of Westaff. However, you may assign none of your rights and/or duties under this Contract to any other party.

11. MODIFICATION. The terms of this Contract may be amended, modified or replaced only by a subsequent written agreement signed by you and an authorized representative of Westaff.

12. SEVERABILITY. Every provision of this Contract is distinct and severable. If any such portion is held to be illegal, unenforceable or void, it shall not affect the legality, enforceability or validity of any of the other provisions.

13. ACKNOWLEDGMENT. You hereby acknowledge that you have read and understood this Contract. By signing below, you acknowledge receipt of a copy of this Contract and agree to abide by its terms and conditions.

EMPLOYEE:


/s/ DIRK A. SODESTROM                                         12/22/00
---------------------                                         --------
Dirk A. Sodestrom                                             Date



WESTAFF SUPPORT, INC.


By: W. ROBERT STOVER                                          Location: Walnut Creek, California
    ----------------
    W. Robert Stover
    Chairman of the Board and interim President
    and Chief Executive Officer
